EXHIBIT 99.1
PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES
SECOND QUARTER AND HALF YEAR 2008 RESULTS

TULSA, OK —October 15, 2007—http://www.edcpub.com—Educational Development Corporation (NASDAQ: EDUC) today reported results for the second quarter and the first six months of fiscal 2008, ended August 31, 2007.

Quarter Results

Net revenues were $6,218,500 for the second quarter ended August 31, 2007 compared to $6,484,400 for the same period last year. Last year’s second quarter results included $250,000 of income from a one-time breakup fee due to an attempt to acquire a bankrupt company.

The Publishing Division, which sells to retail outlets, increased net revenues by 2% for the quarter. Sales to independent retailers and specialized markets were up 9.9% over the same quarter the previous year. The Usborne Books at Home Division experienced an 8% decline, primarily due to a decrease in home party sales averages and lower school and library sales. Internet sales continue to show strong improvements, increasing 27% over the same period last year.

Six Month Results

For the six month period through August 31, 2007, net revenues were $13,825,000 as compared to $14,591,300 for the same period the prior year.

During the first half of fiscal year 2008, the net revenues for Publishing Division had a slight increase, offsetting a 45% decline attributable to one major retail chain. Sales to other major chains, independent retailers and specialized markets were up 2.7% over the previous year. The Usborne Books at Home Division had an 8% decrease in net revenues. This is primarily a result of a 4% decline in the number of home shows held and 7% lower average sales per order, partially offset by a 28% increase in internet orders.

In time for the holiday season, now underway, several novelty titles are being introduced. Among these are How Big is a Million including a fold-out poster with one million stars, Wind-up Tractor Book with model tractor and 3 tracks, the Usborne Illustrated Dictionary of Math Kid Kit with book-related activities and the Trucks and Diggers magnet book.

EDUCATIONAL DEVELOPMENT CORPORATION
SELECTED FINANCIAL DATA

	Three Months Ended August 31,		Six Months Ended August 31,
	2007	2006	2007	2006

NET REVENUES	$6,218,500	$6,484,400	$13,825,000	$14,591,300
EARNINGS BEFORE INCOME TAXES	$606,800	$700,900	$1,544,800	$1,791,400
INCOME TAXES	227,000	276,900	579,500	670,800
NET EARNINGS	$379,800	$424,000	$965,300	$1,120,600

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$0.10	$0.11	$0.26	$0.30
Diluted	$0.10	$0.11	$0.25	$0.29

WEIGHTED AVERAGE SHARES:
Basic	3,766,413	3,756,042	3,763,257	3,741,595
Diluted	3,877,557	3,869,908	3,878,266	3,903,439

About Educational Development Corporation

Educational Development Corporation sells the Usborne line of educational children’s books through a multi-level sales organization of independent consultants (http://www.ubah.com), through 5,100 retail stores and over the Internet. Over 1,400 different titles are available for children of all ages, with frequent new additions.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522